Exhibit 99.(r)

National Life Insurance Company

Power of Attorney

December 18, 2013

The undersigned Directors of National Life Insurance Company each hereby authorize Kelly Fournier or Mehran Assadi as attorney-in-fact, to sign on his or her behalf any variable universal life and variable annuity registration statements and all amendments thereto filed after the execution date indicated below on Forms N-6 and N-4, respectively, by National Life Insurance Company, and to file the same, with all exhibits, with the Securities and Exchange Commission.

/s/ Thomas H. MacLeay	/s/ Bruce Lisman
Thomas H. MacLeay	Bruce Lisman

/s/ E. Miles Prentice, III	/s/ David R. Coates
E. Miles Prentice, III	David R. Coates

/s/ V. Louise McCarren	/s/ Deborah Ellinger
V. Louise McCarren	Deborah Ellinger

/s/ Roger B. Porter	/s/ Harris Simmons
Roger B. Porter	Harris Simmons

/s/ James H. Douglas
James H. Douglas